                                                                   EXHIBIT (11)

                           ANTHONY INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                   (THOUSANDS EXCEPT FOR DOLLARS PER SHARE)

                                                  1995    1994(A)(B) 1993(A)(B)
                                                 -------  ---------- ----------
Income from continuing operations............... $19,799   $13,754    $12,364
Loss from discontinued operations...............  (4,920)     (721)    (1,243)
                                                 -------   -------    -------
Net income...................................... $14,879   $13,033    $11,121
                                                 =======   =======    =======
Primary:
 Average shares outstanding.....................  14,367    11,800     11,703
 Net effect of dilutive stock options under the
  treasury stock method using average price.....     131       119         95
                                                 -------   -------    -------
    Total.......................................  14,498    11,919     11,798
                                                 =======   =======    =======
 Per share amounts:
  Continuing operations......................... $  1.37   $  1.15    $  1.05
  Net income.................................... $  1.03   $  1.09    $   .94
Fully Diluted:
 Average shares outstanding.....................  14,367    11,800     11,703
 Net effect of dilutive stock options under the
  treasury stock method using year end market
  price, if higher than average market price....     212       130        152
                                                 -------   -------    -------
    Total.......................................  14,579    11,930     11,855
                                                 =======   =======    =======
 Per share amounts:
  Continuing operations......................... $  1.36   $  1.15    $  1.04
  Net income.................................... $  1.02   $  1.09    $   .94

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(a) Retroactively adjusted for stock dividends

(b) Information has been restated to reflect the sale of the Division (for further information see Note 2 of Notes to Consolidated Financial Statements).